UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2026

ASHLAND INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	333-211719	81-2587835
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8145 Blazer Drive
Wilmington, Delaware		19808
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 302 995-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	ASH	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 26, 2026, the Compensation Committee of the Board of Directors of Ashland Inc. (the “Company”) approved a one-time equity award grant (the “One-Time Award”) to Guillermo Novo, the Company's Chair and Chief Executive Officer, pursuant to a letter agreement dated January 26, 2026 (the "Letter Agreement"), in recognition of Mr. Novo's many contributions to the Company and to encourage his continued employment with the Company through at least December 31, 2028.

The One-Time Award has a award value of $2,000,000 and is allocated 100% to time-based restricted stock units ("RSUs") that will cliff-vest on December 31, 2028, subject to Mr. Novo's continued employment with the Company through such vesting date. The One-Time Award will be granted on the first business day two days following the date the Company releases its Form 10-Q for the first quarter of fiscal year 2026 (the "Grant Date"). The number of RSUs granted will be determined by dividing the award value by the average of the closing per-share price of the Company's common stock over the last 25 trading days ending on and including the Grant Date, with the resulting number of units rounded down to the nearest whole unit.

Except as otherwise provided in the Letter Agreement, the One-Time Award will be granted pursuant to the Company's 2021 Omnibus Incentive Compensation Plan and the standard form of restricted stock unit award agreement used under the Company's long-term incentive program. Notwithstanding the terms of Mr. Novo's offer letter dated October 8, 2019, or any standard award agreement, the One-Time Award is not eligible for accelerated vesting upon Mr. Novo's Retirement (as defined therein), and Mr. Novo has irrevocably waived any right to accelerated vesting of the One-Time Award in connection with a Retirement prior to December 31, 2028. For the avoidance of doubt, the provisions of the standard award agreement providing for pro-rated vesting upon a termination of employment without Cause will apply to the One-Time Award.

As a condition to receiving the One-Time Award, Mr. Novo has agreed to provide the Company with at least 180 days' advance notice if he intends to resign his employment without Good Reason (including due to his Retirement). Correspondingly, the Company has agreed to provide Mr. Novo with at least 180 days' advance notice if it intends to terminate his employment without Cause. These advance notice obligations will cease to apply upon and after a Change in Control, at which time the notice provisions of Mr. Novo’s Change in Control Agreement (included as Exhibit 10.4 to Ashland’s Form 10-Q filed on January 29, 2020) will apply. Any capitalized terms used but not otherwise defined in the Letter Agreement have the meanings assigned to them in the Ashland Inc. Senior Leadership Severance Plan.

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits
10.1	Letter Agreement, dated January 26, 2026, by and between Ashland Inc. and Guillermo Novo
104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASHLAND INC.

Date:	January 27, 2026	By:	/s/ Robin E. Lampkin
Robin E. Lampkin Senior Vice President, General Counsel and Secretary